Exhibit 99.1

NATIONAL BEVERAGE CORP.

REPORTS

$1.06 EPS FY2015

FORT LAUDERDALE, FL, July 17, 2015 . . . National Beverage Corp. (NASDAQ: FIZZ) today reported results for the fiscal year ended May 2, 2015.

For Fiscal Year (in millions except EPS) –

	Sales	Net Income	EBITDA*	Cash	EPS
2015	$645.8	$49.3	$86.6	$52.5	$1.06

“Our FY2015 performance yielded several ‘discoveries’ and simultaneously certified that America’s health-conscious consumer is more than ‘talking the talk’ . . . they are ‘drinking the drink’. That drink is LaCroix Sparkling Water,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

“We have had two distinct virtues working in harmony this FY2015. One is our dynamic innovation and the other is our agility (size). No other large soft-drink producer can match our maneuvering speed. Whether it can be defined as ‘changing the mix’ or ‘mixing the change’, our Company’s product mix is dynamic and will remain that way into the future. While volume for FY2015 was not our focus, changing the product mix while increasing operating profits – Was! And we did it!” continued Caporella.

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National Beverage Corp.

“Our Company is the leader in developing healthier soft drinks and our new Shasta Sparkling Water replicates Shasta’s wonderful soft drink flavors in essence and taste! Yes – no sweeteners, no sodium, no calories and no guilt! With this introduction . . . the entire sparkling water value spectrum can be serviced with National Beverage products!”

“It truly was a ‘Discovery Year’ . . . we learned how to thread a needle in a gusty-winded industry and give our loyal consumers a great, healthy, refreshing advantage – to boot. Discovery? I’d say so!” Caporella concluded.

National Beverage’s iconic brands are the genuine essence . . . of America.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Fiscal Year Ended
May 2, 2015

Comparison - FY 2015 vs. FY 2014		Fiscal Year Ended May 2, 2015
		(in thousands, except per share amounts)

Performance		Net Sales	$645,825

Operating Income	up 15%	Net Income	$49,311
% to Sales	11.5% vs. 10.1%
		Earnings Per Common Share
EBITDA*	up 15%	Basic	$1.06
% to Sales	13.4% vs. 11.8%	Diluted	$1.05

Cash up 75% to $52.5 million		Average Common Shares
		Outstanding
		Basic	46,353
		Diluted	46,559

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings. The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

*We report financial results in accordance with accounting principles generally accepted in the United States ("GAAP"), but believe that disclosure of EBITDA, a non-GAAP financial measure, may provide users with additional insights into operating performance. EBITDA (in millions) for the fiscal years ended May 2, 2015 and May 3, 2014 of $86.6 and $75.5, respectively, are calculated by adding the following expenses back to Net Income: Depreciation & Amortization of $11.6 and $11.7; Net Interest Expense of $.3 and $.6; and Provision for Income Taxes of $25.4 and $19.5.